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                                                                     EXHIBIT 5.1


                        [LETTERHEAD OF LATHAM & WATKINS]

                                  May 15, 2001
                                                                     029455-0018

NeoTherapeutics, Inc.
157 Technology Drive
Irvine, California 92612


        Re: Registration of 900,000 shares of common stock, par value $.001 per share, of NeoTherapeutics, Inc., pursuant to a Registration Statement on Form S-3

Ladies and Gentlemen:

        In connection with the registration for resale of 900,000 shares of common stock, par value $.001 per share, of NeoTherapeutics, Inc., a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended, on Form S-3 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The shares being registered for resale include 900,000 shares of common stock issued upon exercise of adjustable warrants issued to Montrose Investments Ltd. and Strong River Investments. Inc. (the "Investors") pursuant to a Securities Purchase Agreement dated September 29, 2000 (the "Securities Purchase Agreement") and amended by a Letter Agreement dated April 17, 2001 (the "Letter Agreement") by and between the Company and the Investors (the "Shares").

        We have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

        We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies within the state.

        Subject to the foregoing, it is our opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

        We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Validity of Common Stock."


                                                 Very truly yours,

                                                 /s/ Latham & Watkins